FOR IMMEDIATE RELEASE		May 1, 2019
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contacts:	Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2019 FIRST-QUARTER EARNINGS

•	Colder-than-normal weather drives quarter-over-quarter earnings increase

•	Customer growth a solid 1.9 percent as Arizona’s economy continues to expand

•	Company enhances customer value by lowering monthly bills

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $17.9 million, or $0.16 per diluted share of common stock, for the quarter ended March 31, 2019. This result compares with $3.2 million, or $0.03 per diluted share, for the same period in 2018.

“The second coldest February in the past 40 years contributed to customers using more energy to heat their homes and businesses. The resulting increase in retail sales led to stronger financial results than the year-ago first quarter,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt.

The effects of weather positively impacted results by $0.14 per share compared to the year-ago period. As a result, the colder weather almost doubled the number of residential heating degree-days (a measure of the effects of weather) versus the same 2018 period. Weather-normalized electricity sales were 1 percent higher in the first quarter compared to 2018’s first quarter as consumption outpaced the effects of energy efficiency and distributed generation initiatives for the third consecutive quarter.

Decreased operations and maintenance expenses, due in part to lower planned fossil plant outages, also positively affected the quarterly results. Altogether, the positive variances more than offset lower market returns for pension and other post-retirement non-service benefits; higher depreciation and amortization, primarily due to increased plant in service; and lower transmission revenues.

“As our service territory continues to experience solid customer growth of 1.9 percent and a steady improvement in economic conditions, we are well-positioned for a strong year,” said Brandt. “Additionally, we remain focused on executing our clean-energy program, actively managing our costs, and identifying additional efficiencies and savings throughout our organization.”

Brandt added that the company’s core emphasis continues to be providing clean, reliable and affordable electricity to its 1.2 million customers.

Delivering Customer Value
Already boasting some of the most extensive solar resources of any U.S. energy company and an energy mix that is 50 percent clean, APS recently announced one of the country’s largest clean energy initiatives - adding nearly a gigawatt of new technology to its generating fleet by 2025.

Brandt said batteries coupled with existing solar power plants - and new solar plants built with storage - will “allow us to deliver clean energy to our customers during times of peak consumption. Additionally, these new projects will help bring clean energy jobs and added economic development benefits to parts of rural Arizona.”

In addition to advancing Arizona’s solar and clean-energy leadership, APS filed a request last month with the Arizona Corporation Commission to again lower customer rates as a result of federal tax reform. Once approved, this latest reduction will bring overall savings from the tax expense adjustor to nearly $9 per month, or $108 a year, for a customer using the average amount of electricity. Customers began receiving these tax savings in March 2018, and a second wave took effect beginning with their bills in April 2019.

Combining the tax reform reductions with additional savings from lower fuel costs, the average APS residential customer is benefitting from lower bills of $14 per month, or $168 a year, compared to one year ago.

Financial Outlook
The company reaffirmed its 2019 consolidated earnings will be within a range of $4.75 to $4.95 per diluted share, and expects to achieve a consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2019 outlook can be found in the first-quarter 2019 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2019 first-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, May 1. A replay of the webcast can be accessed at pinnaclewest.com/presentations. To access the live conference call by telephone, dial 877-407-8035 or 201-689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. ET, Wednesday, May 8, 2019, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 45615.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of almost $18 billion, about 6,000 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,”

“believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•
the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, droughts, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2019	2018

Operating Revenues	$ 740,530	$ 692,714

Operating Expenses
Fuel and purchased power	230,588	197,110
Operations and maintenance	245,634	265,682
Depreciation and amortization	148,707	144,825
Taxes other than income taxes	55,090	53,600
Other expenses	427	163
Total	680,446	661,380

Operating Income	60,084	31,334

Other Income (Deductions)
Allowance for equity funds used during construction	11,188	14,079
Pension and other postretirement non-service credits - net	5,114	12,859
Other income	7,169	3,985
Other expense	(4,358)	(3,229)
Total	19,113	27,694

Interest Expense
Interest charges	60,653	58,954
Allowance for borrowed funds used during construction	(6,665)	(6,755)
Total	53,988	52,199

Income Before Income Taxes	25,209	6,829

Income Taxes	2,418	(1,265)

Net Income	22,791	8,094

Less: Net income attributable to noncontrolling interests	4,873	4,873

Net Income Attributable To Common Shareholders	$ 17,918	$ 3,221

Weighted-Average Common Shares Outstanding - Basic	112,337	112,017

Weighted-Average Common Shares Outstanding - Diluted	112,735	112,493

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.16	$ 0.03
Net income attributable to common shareholders - diluted	$ 0.16	$ 0.03